Contact:	Mark Thomson, CFO
(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Amends Credit Facility and Obtains Improved Pricing and Extends Tenor 5 Years

Hampton, VA, November 8, 2011 – Measurement Specialties, Inc. (NASDAQ: MEAS) (the “Company”), a designer and manufacturer of sensors and sensor-based systems, announced today that on November 8, 2011 (the “Amendment Date”) it entered into an amendment to its senior secured credit facility dated June 1, 2010 (the “Credit Agreement Amendment”) among JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and certain other parties including Bank of America, N.A., HSBC Bank USA, N.A., Branch Banking & Trust Company and Credit Industriel et Commercial.

 The Credit Agreement Amendment provides the Company with improved pricing and additional flexibility under its minimum fixed charge ratio covenant, extended the term to 5 years from the Amendment Date, and increased the accordion expansion feature from $50 million to $75 million.  The Company’s applicable margins for the variable interest rates under the Eurocurrency or London Inter-Bank Offered Rate (“LIBOR”) borrowings were reduced to levels ranging from 125 to 200 basis points from levels ranging from 200 to 325 basis points.  The Company’s applicable margins for the variable interest rates under the prime or ABR borrowings were reduced to levels ranging from 25 to 100 basis points from levels ranging from 100 to 225 basis points.  The commitment fees on the unused balances were reduced to a range of 0.30% to 0.375% from a range of 0.375% to 0.50%.  Additionally, the minimum fixed charge coverage ratio will exclude capital expenditures related to the new facilities being constructed in China and France.

On November 8, 2011, the Company entered into an amendment (the “Prudential Amendment”) to its note purchase and private shelf agreement with Prudential Investment Management, Inc. and certain other note-holders party thereto, conforming certain definitions and changes made in the Credit Agreement Amendment.

Mark Thomson, Company CFO commented, “This amendment reflects several favorable changes to our current credit facility including improved pricing and additional flexibility which will ultimately result in lower interest expense.  We will continue to utilize our financing resources to pursue value-creating investments.”

About Measurement Specialties.  Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics.  MEAS uses multiple advanced technologies – including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges – to engineer sensors that operate precisely and cost effectively.

Measurement Specialties Inc.     •     1000 Lucas Way     •     Hampton, VA  23666     •     www.meas-spec.com

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward looking statements may be identified by such words or phrases  “should”, "intends", “ is subject to”, "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions.  The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports.  The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term.  Actual results may differ materially.  The Company assumes no obligation to update the information in this issue.

Company Contact:  Mark Thomson, CFO, (757) 766-4224

Measurement Specialties Inc.     •     1000 Lucas Way     •     Hampton, VA  23666     •     www.meas-spec.com